Exhibit 11.1

STRATASYS LTD. INSIDER TRADING POLICY
(updated November 2022)

SCOPE

This policy applies to all Stratasys employees.

PURPOSE

The ordinary shares of Stratasys Ltd., an Israeli company (the “Company”), are listed on the NASDAQ Global Select Market in the United States (“NASDAQ”) under the symbol “SSYS.”
The Company is required to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

POLICY

U.S. law, including the Insider Trading and Securities Fraud Enforcement Act of 1988, and laws in other jurisdictions in which the Company and its subsidiaries conduct their business, prohibit trading in the securities of a public company while in possession of “inside” information. Anyone violating these insider trading laws is subject to personal liability and could face criminal penalties. The Company takes seriously its obligation to prevent insider trading violations. In light of the severity of the possible sanctions, both to you individually and to us as a company, we have adopted this Statement of Company Policy Regarding Insider Trading (hereafter, this “Insider Trading Policy” or this “Policy”) to assist all of us in complying with our obligations. You are required to acknowledge that you have received and understand this Policy by signing the attached Confirmation, and furthermore, the Company expects you to strictly abide by this Policy. Any violation of this Policy could subject you to disciplinary action, up to and including termination of employment and civil or criminal liability.

Policy

Any officer, director, or employee of the Company or its subsidiaries, and/or affiliated corporation or any related person, including any consultant to the Company, that is in possession of material, non-public information (as defined below) relating to the Company, or any of its subsidiaries, or any other entity with which the Company or its subsidiaries conduct business, is prohibited from:

•purchasing or selling Company securities while in possession of such material, non-public information (other than pursuant to a trading plan that complies with Exchange Act Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer (as described below));
•purchasing or selling publicly traded securities of any entity with which the Company conducts business (such as a significant customer or significant supplier) and as to which a person has obtained material non-public information; and
•communicating such non-public information to any person not properly authorized to receive such information or communicating such non-public information in a place or manner or under circumstances that may permit persons not properly authorized to become aware of such information.

For purposes of this Policy, “material, non-public information” means any information not generally known to the public that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the relevant company. Information is generally considered to be “important” if it would be viewed by a reasonable investor to have altered the “total mix” of information available. While it is not possible to define all categories of “material” information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.

Common examples of information that will frequently be regarded as material include the following:

•financial results;
•projections of future earnings or losses;
•news concerning pending or proposed acquisitions or mergers;
•new or significant sales of assets or disposition of subsidiaries;
•significant write-downs of assets or additions to reserves for contingent liabilities;
•changes in dividend policy or the declaration of a stock split or reverse stock split;
•the offering of additional equity or debt securities;
•news concerning the current or prospective management of the Company;
•announcements of significant new products or discoveries;
•pending bankruptcy or financial liquidity problems;
•the gain or loss of a substantial customer or supplier etc.; and
•significant litigation or investigations by third parties or by governmental bodies.

Please note that both positive and negative information can constitute material information. Please also note that this Policy prohibits the misuse of information about the Company and its subsidiaries and/or affiliated corporations, as well as information about other entities obtained as a result of employment or other relationship with the Company.

Confidentiality of Non-Public Information

Company personnel (which include, for purposes of this Policy, personnel of the Company’s subsidiaries) shall maintain as confidential all material, non-public information related to the Company and its subsidiaries or that is obtained as a result of employment with the Company or its subsidiaries. Company personnel may disclose this information to other employees and representatives of the Company only if such individuals have a need to know such information in order to properly perform their duties on behalf of the Company.

Transactions by Immediate Family Members

The same restrictions that apply to Company personnel under this Policy also apply to immediate family members, particularly to those living in the same household. Company personnel are responsible for the compliance with this Policy by their immediate family members and other family members sharing their household.

Tipping Information to Others

This Policy also prohibits communication of material, non-public information about the Company or any of its subsidiaries and/or affiliated corporations to anyone not authorized to receive it. Personnel should be on guard to ensure that such information is not imparted to anyone inadvertently. The penalties under U.S. securities laws and under this Policy for use of such information for a securities transaction apply to a person whether or not he or she personally derives any benefit from the transaction, such as an unlawful transaction undertaken by a person receiving the information from a Company employee or other insider. Such non-public information should not be discussed with spouses, friends, or relatives and should not be discussed in public places where discussions might be overheard.

When Information Becomes Public

It is also improper for a Company officer, director, employee or other person, including a consultant, to trade Company securities immediately after the Company has publicly announced material information of which he or she was aware while it was non-public.

Appropriate channels for public dissemination of material information include:
•Press releases distributed through a widely disseminated news or wire service;
•Public statements from a senior company officer at a news conference or conference call of which the public had adequate advance notice and to which the public was granted access;
•Disclosure in Reports of Foreign Private Issuer on Form 6-K filed with the SEC; and
•Postings on the Company’s web site that comply with SEC Regulation FD and other applicable regulations.

Whether the disclosure is adequate will depend on the nature of the information as well as the method of public dissemination. Because Company shareholders, as well as the investing public, generally require some time to receive and evaluate such information, as a general rule, personnel should not engage in any transactions in Company securities until one complete trading day has passed after the information has been released publicly. For example, if an announcement of material information of which you are aware is made before the market opens on a Monday, then on Tuesday (i.e., after one full trading day (Monday) has passed) would be the first day on which you could trade. On the other hand, if the announcement is made while the market is open or after the market closes on a Monday, then Wednesday (i.e., the second trading day following the announcement) would generally be the first day on which you could trade. If an announcement is made prior to the opening of the market on a Friday, the first day on which a trade may be consummated would be the following Monday; however, if the announcement is made on a Friday after the market opens, the first day that a trade could be made would be the next Tuesday.

Pre-Clearance Procedure for All Trades by Executive Officers, Directors and Employees; Suspension of Trading

To provide assistance in preventing inadvertent violations and avoiding even the appearance of a questionable or improper securities transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we require that all Company executive officers and directors secure pre-clearance in advance of effecting any transaction in Company securities. For purposes of the pre-clearance requirement described in this paragraph, any person identified as a member of senior management pursuant to Item 6.A of the Company’s annual report on Form 20-F (or as an executive officer pursuant to Item 10 of the Company’s annual report on Form 10-K if the Company then does not qualify as a foreign private issuer under the SEC’s rules) shall be considered an “executive officer” of the Company. Occasionally, certain additional individuals may have access to material non-public information for a period of time. During such a period, such persons may be notified by the Compliance Officer (as defined below) or the Company’s Chief Executive Officer that they are also subject to the pre-clearance procedure. For purposes of this Policy, all persons who are subject to the pre-clearance requirement must receive written pre-clearance from the Company's Chief Legal Officer, who shall serve as the “Compliance Officer” for purposes of this Policy. To obtain clearance for a securities transaction, you should contact the Compliance Officer by email at Vered.Benjacob@stratasys.com or call her at (972)-74-745-4029.

Any executive officer or director who wishes to implement a trading plan under Exchange Act Rule 10b5-1 must first pre-clear the plan with the Compliance Officer. As required by Rule 10b5-1, an executive officer or director may enter into a trading plan only when he or she is not in possession of material, non-public information. In addition, a trading plan may not be entered into during a Blackout Period (as described below). Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

From time-to-time, we may recommend that Company directors, officers, and selected others (as to be selected by the Compliance Officer or the Company’s Chief Executive Officer) suspend trading in Company securities because of developments that have not yet been disclosed to the public. All those affected should not trade in Company securities while the suspension is in effect, and should not disclose to others that we have suspended trading for them.

Blackout Periods

No officer, director or employee of the Company or its subsidiaries, and/or affiliated corporation, or any relative thereof, may buy or sell Company securities during any quarterly “Blackout Period” (as defined hereinafter). The four quarterly Blackout Periods begin two weeks prior to the conclusion of each fiscal quarter, i.e. on March 18th, June 17th, September 17th and December 18th, and conclude when one full trading day has passed after the Company’s financial results for the relevant fiscal quarter or, in the case of the final fiscal quarter, for the fiscal year then ended have been publicly announced or included in a filing with the SEC.

Additional Prohibited Transactions

The Company believes that it is improper and inappropriate for any Company (or Company subsidiary) officer, director, employee or consultant (or affiliates or relatives thereof) to engage in short-term or speculative transactions involving Company securities. Therefore, officers, directors, employees and consultants of the Company and its subsidiaries, and their immediate family members, are prohibited from engaging in any of the following activities with respect to Company securities:

•margin purchases.
•short sales; and
•buying or selling puts or calls.

Certain Exceptions:

Stock Options Exercises.

For purposes of this Policy, the Company considers the exercise of stock options under the Company’s share incentive plans (but not the sale of the underlying shares) to be exempt from this Policy. This Policy does apply, however, to a broker-assisted “cashless” exercise of an option (in which there is a “sale to cover” involving the sale of a portion of the shares received upon exercise in order to pay the exercise price, taxes and brokerage fees and commissions), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

RSU Vesting.

The sale of a portion (or all) Company shares issued following the vesting of Restricted Share Units (RSUs) granted under the Company’s share incentive plans is subject to the restrictions under this Policy. However, if the timing or conditions for the vesting of the RSUs is set in advance by the relevant grant instrument, an immediate “sale to cover” of a portion of the Company shares received upon vesting, effected by the administrator of the Company’s share incentive plans for the purpose of covering tax liability that is triggered by the vesting, shall be exempt from the restrictions under this Policy.

Employee Share Purchase Plan.

This Policy does not apply to purchases of Company shares in the Company’s employee share purchase plan (ESPP), if any, resulting from periodic contributions of money to the ESPP pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company shares resulting from lump sum contributions to the ESPP, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a participant’s election to participate in or increase his or her participation in the ESPP, and to a participant’s sale of Company shares purchased under the ESPP, other than a “quick sale” of shares purchased under the ESPP that is carried out pursuant to instructions that were provided by the employee at the beginning of the applicable enrollment period.

Purchases or Sales Under a Pre-Approved Trading Plan in Accordance with Exchange Act Rule 10b5-1.

Purchases or sales under a pre-approved trading plan adopted in accordance with Exchange Act Rule 10b5-1 (as described above in this Policy) are exempt from the restrictions described in this Policy.

Consequences of Insider Trading

In addition to any punitive action that may be taken by the Company under this Policy in response to a violation (which may include ineligibility for future participation in the Company’s equity compensation plans or dismissal of the violator), the following penalties (as may be amended from time to time) may be imposed on individuals and corporations under insider trading laws:

•For individuals who trade while in possession of material inside information or tip material inside information to others who in turn trade:
a. (1) Civil penalties of up to three times the profit gained or loss avoided;
(1)Criminal fines (regardless of how small the profit realized) of up to $5 million; and
(2)Jail terms of up to 20 years.

•For corporations or other entities (as well as, potentially, officers, directors, and certain supervisory personnel of such entities) that fail to take appropriate steps to prevent illegal insider trading:
(1)civil penalties of the greater of $1 million or three times the profit gained, or loss avoided, as a result of a violation; and
(2)criminal penalties of up to $25 million.

Company Assistance; Compliance Officer

Any person who has any questions about this Policy or specific securities transactions may obtain additional information from the Company's Compliance Officer or the Company’s outside counsel to whom he or she may direct you. Please remember, however, that the ultimate responsibility for adhering to this Policy and avoiding the consequences of questionable or improper securities transactions rests with you.
The Compliance Officer shall have the authority to interpret and enforce this Policy (in addition to the specific authorities delegated to the Compliance Officer under the foregoing provisions of the Policy). Without limitation, the Compliance Officer shall have the authority to interpret terminology used in this Policy that is not otherwise explicitly defined herein (such as entities deemed to be subsidiaries and/or affiliated corporations of the Company whose employees are subject to the Policy, or people deemed to be relatives of employees). The Compliance Officer shall make such interpretations in a manner consistent with the “Purpose” and “Policy” set forth above.